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                                                                  EXHIBIT (l)(1)

[AIG American General Logo]                             WAYNE BARNARD, FSA, MAAA
                                                           SENIOR VICE PRESIDENT

                                  May 21, 2008

The United States Life Insurance Company
   in the City of New York
70 Pine Street
New York, NY 10270

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     Re:  The United States Life Insurance Company in the City of New York("USL") and
          The United States Life Insurance Company in the City of New York
             Separate Account USL VL-R ("Registrant")
          AIG Protection Advantage VUL(SM) - VUL
          File No. 333-149403 and No. 811-09359
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Ladies and Gentlemen:

This opinion is furnished in connection with the filing of the Registration Statement on Form N-6, File Nos. 333-149403 and 811-09359, by The United States Life Insurance Company in the City of New York Separate Account USL VL-R (the "Separate Account") and The United States Life Insurance Company in the City of New York ("USL") covering an indefinite number of units of interests in the Separate Account. Net premiums received under USL's AIG Protection Advantage VUL flexible premium variable life insurance policies (the "Policies") to be offered by USL may be allocated by USL to the Separate Account as described in the Prospectus forming a part of the Registration Statement.

I am familiar with the Policies' provisions. I am also familiar with the description contained in the Prospectus. In my opinion:

     The table of cost of insurance rates, set forth under "Tables of Charges" in the Prospectus, contains both the current and guaranteed rates to be used for these Policies for persons of illustrative ages. These rates have not been designed so as to make the relationship between current and guaranteed rates more favorable for persons of the ages illustrated than for persons at other ages or different gender.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Actuarial Expert" in the Statement of Additional Information.

                                        Very truly yours,

                                        WAYNE A. BARNARD

                                        Wayne A. Barnard
                                        Senior Vice President

                      AMERICAN GENERAL LIFE COMPANIES, LLC